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                                                                       Exhibit 5

                                                                 August 26, 1999

Convergys Corporation
201 East Fourth Street
Cincinnati, Ohio 45202

     Re:   Convergys Corporation Form S-8 Registration Statement
           Convergys Corporation Canadian Employee Share Purchase Plan

Gentlemen:

     We are counsel for Convergys Corporation, an Ohio corporation (the "Company"), which is named as the registrant in the Registration Statement on Form S-8 that is being filed on or about August 26, 1999 with the Securities and Exchange Commission (the "Commission") for the purpose of registering under the Securities Act of 1933, as amended (the "Act") 70,000 common shares, without par value (the "Common Shares"), of the Company offered pursuant to the Convergys Corporation Canadian Employee Share Purchase Plan (the "Plan").

     As counsel for the Company, we have participated in the preparation of the Registration Statement. In addition, we are generally familiar with the records and proceedings of the Company. Furthermore, we have examined and relied on the originals or copies, certified or otherwise identified to our satisfaction, of corporate records or documents of the Company and such representations of officers of the Company as we have deemed appropriate.

     With respect to the Common Shares registered pursuant to such Registration Statement as filed and as it may be amended, it is our opinion that the Common Shares, when issued pursuant to the Plan, will be validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion with the Commission.

                                                Very truly yours,

                                                /s/ Frost & Jacobs LLP